Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

April 15, 2022

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated February 5, 2022, to the Board of Directors of Spirit Airlines, Inc. (the “Company”), as an Annex to the information statement and proxy statement/prospectus that forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Frontier Group Holdings, Inc. (“Frontier”), as filed by Frontier on April 15, 2022 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Frontier and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—Opinion of Barclays Capital Inc.”, “The Merger—Background of the Merger”, “The Merger—Spirit’s Reasons for the Merger; Recommendation of the Spirit Board of Directors”, “The Merger—Unaudited Prospective Financial Information”, “the Merger—Opinion of Barclays Capital Inc.” and “The Merger Agreement—Representations and Warranties”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Jonathan Gerst
Name:	Jonathan Gerst
Title:	Managing Director